COMDIAL CORPORATION AND SUBSIDIARIES
                                                               Exhibit 11

            SCHEDULE OF COMPUTATION OF EARNINGS PER COMMON SHARE
                                                        Three Months Ended
                                                      March 29,      March 30,
                                                        1998          1997
BASIC
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Net income applicable to common shares:                $1,839         $671
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Weighted average number of common
   shares outstanding during the period             8,707,098    8,581,572
Add - contingency shares                               72,029       72,029
Weighted average number of shares used in cal-
  culation of basic earnings per common share       8,779,127    8,653,601


Basic earnings per common share:                        $0.21        $0.08
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DILUTED
Net income applicable to common shares - basic         $1,839         $671

Weighted average number of shares used in cal-
  culation of basic earnings per common share       8,779,127    8,653,601
Add (deduct) incremental shares representing:
  Shares issuable based on period-end market
    price or weighted average price:
    Stock options       " 200,503 "     " 57,613 "
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Weighted average number of shares used in calcula-
  tion of diluted earnings per common share         8,979,630    8,711,214


Diluted earnings per common share                       $0.20        $0.08
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